Exhibit 99.1

Hercules Offshore Announces Third Quarter 2012 Results

HOUSTON, October 25, 2012 — Hercules Offshore, Inc. (Nasdaq: HERO) today reported a loss from continuing operations of $37.9 million, or $0.24 per diluted share, on revenue of $184.9 million for the third quarter 2012, compared with a loss from continuing operations of $17.0 million, or $0.12 per diluted share, on revenue of $163.0 million for the third quarter 2011. As outlined in the Reconciliation of GAAP to Non-GAAP Financial Measures, third quarter 2012 results include the following pre-tax items:

•	Non-cash charge of $60.7 million to reflect the impairment of the Hercules 252 and Hercules 258;

•	Gain from the sale of Platform Rig 3 and related entities of $18.4 million; and

•	Gain from the insurance settlement on the Hercules 185 of $27.3 million.

On an after-tax basis, these items approximated $22.1 million, or $0.14 per diluted share.

John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “Visibility in our Domestic Offshore segment is the best it has been since the company’s formation, driven by solid demand and tight supply of jackup rigs in the U.S. Gulf of Mexico. We believe this positive momentum will continue through at least 2013 based on our discussions with customers, many of whom are seeking longer term commitments than what we have traditionally seen in the U.S. Gulf of Mexico.

“We continue to rationalize and optimize our global asset base. This includes the favorable insurance settlement on the Hercules 185, along with the sale of our non-core platform rig in Mexico and two cold stacked units in the U.S. during the third quarter. We also sold a third cold stacked rig, the Hercules 252, in early October, which prompted an impairment charge in the third quarter. Consistent with our fleet optimization efforts, we have elected to cold stack and impair the book value of the Hercules 258 in Malaysia.

“As we close out 2012, the exceptional visibility in our domestic business, in addition to having over $270 million of cash on the balance sheet, leaves us well-positioned to take advantage of attractive growth opportunities and further enhance our credit profile.”

Offshore

Domestic Offshore revenue for the third quarter 2012 increased by 53.2% to $92.3 million from $60.2 million in the third quarter 2011, as both dayrates and utilization have risen substantially over the past year driven by strong fundamentals in the region. Average revenue per rig per day improved by 28.8% to $63,203 for the third quarter 2012 compared to $49,060 in the third quarter 2011, while utilization increased to 88.2% from 74.2% in the same periods, respectively. Operating expenses increased to $62.3 million in the third quarter 2012 from $53.2 million in the respective 2011 period, primarily on higher labor and repair and maintenance costs. In addition, third quarter 2011 operating expenses were reduced by approximately $2.9 million of gains from asset sales. Overall, Domestic Offshore generated an operating loss of $16.4 million in the third quarter 2012, which includes an impairment charge of $25.5 million on the cold stacked rig Hercules 252, as compared to an operating loss of $12.8 million in the third quarter 2011.

International Offshore revenue declined to $37.1 million in the third quarter 2012 from $49.0 million in the third quarter 2011. Operating days declined to 393 days in the third quarter 2012 from 508 days in the same prior year period, primarily due to the absence of the Hercules 185 and contract expiration on the Hercules 258. Average revenue per rig per day of $94,377 in the third quarter 2012 was slightly lower than $96,388 in the comparable prior year period. Third quarter 2012 operating expenses include the benefit from (i) the insurance settlement gain on the Hercules 185 of $27.3 million and (ii) the gain from the sale of Platform Rig 3 of $18.4 million. International Offshore recorded operating income of $3.5 million in the third quarter 2012, which includes an impairment charge of $35.2 million on the cold stacked rig Hercules 258 and the aforementioned gains, compared to operating income of $12.9 million in the comparable 2011 period.

Inland

During the third quarter 2012, Inland generated revenue of $7.4 million compared to revenue of $8.1 million in the third quarter 2011. Average revenue per rig per day increased by 3.7% to $32,153 during the third quarter 2012, from $31,008 during the third quarter 2011. Utilization declined to 83.0% in the third quarter 2012 from 94.9% in the respective prior year period. Third quarter 2012 operating expenses increased to $6.7 million, from $3.5 million in the third quarter 2011, largely due to higher workers’ compensation expense and lower gains from asset sales. Prior year period operating expenses include the benefit of $2.6 million in net gains from asset sales, compared to gains of $1.3 million during the third quarter 2012. Inland recorded an operating loss of $2.8 million in the third quarter 2012 compared to operating income of $0.9 million in the third quarter 2011, including the aforementioned gains.

Liftboats

Domestic Liftboats revenue increased to $17.4 million in the third quarter 2012 from $16.7 million in the third quarter 2011, as higher average dayrates were largely offset by fewer operating days. Average revenue per liftboat per day increased by 19.2% to $8,870 during the third quarter 2012, from $7,443 in the prior year period. Operating days decreased to 1,958 in the third quarter 2012, compared to 2,246 operating days during the third quarter 2011. Operating days were negatively impacted by Hurricane Isaac and a reduction in the number of marketed vessels as a result of an international mobilization, a casualty loss on the Starfish, and the cold stacking of one vessel. Third quarter 2012 operating expenses declined to $9.9 million from $11.4 million during the comparable period of 2011, due to lower workers’ compensation and various expenses related to a reduction in the number of marketed vessels. Domestic Liftboats recorded operating income of $2.6 million in the third quarter 2012 compared to operating income of $0.6 million in the third quarter 2011.

International Liftboats generated revenue of $30.8 million in the third quarter 2012 compared to $28.9 million in the third quarter 2011. Average revenue per liftboat per day increased by 9.9% to $23,432 in the third quarter 2012 from $21,325 in the same period in 2011. Operating days were relatively constant at 1,314 during the third quarter 2012, compared to 1,357 days in the third quarter 2011. Third quarter 2012 operating expenses increased to $20.4 million, from $14.1 million during the third quarter 2011, primarily due to incremental costs associated with the repair of the Whaleshark and mobilization of the Kingfish to the Middle East, in addition to higher labor and repair and maintenance expenses. International Liftboats recorded operating income of $6.5 million in the third quarter 2012 compared to operating income of $8.5 million in the prior year period.

Non-GAAP

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted loss from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, and not as a substitute for, or superior to, income (loss) from continuing operations, operating income (loss), cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements. Please see the attached Reconciliation of GAAP to Non-GAAP Financial Measures for a complete description of the adjustments made to Operating Loss, Loss From Continuing Operations and Diluted Loss per Share from Continuing Operations.

Conference Call Information

Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on October 25, 2012, to discuss its third quarter 2012 financial results. To participate in the call, dial 866-277-1184 (domestic) or 617-597-5360 (international) and reference access code 24477667 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.

A replay of the conference call will be available by telephone on October 25, 2012, beginning at 12:00 p.m. CDT (1:00 p.m. EDT), through November 1, 2012. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with access code 57392118. Additionally, the recorded conference call will be accessible through our website at http://www.herculesoffshore.com for 7 days after the conference call.

Additional Information

Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 39 jackup rigs, 16 barge rigs, 63 liftboats and two submersible rigs. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. Hercules Offshore currently holds 32.1% of share capital in Discovery Offshore S.A., a pure play, ultra-high specification jackup rig company. For more information, please visit our website at http://www.herculesoffshore.com.

The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at http://www.sec.gov or the Company’s website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Contact Information:

Son P. Vann, CFA

Vice President Investor Relations and Planning

Hercules Offshore, Inc.

713-350-8508

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$271,550	$134,351
Restricted Cash	3,994	9,633
Accounts Receivable, Net	152,037	153,688
Prepaids	24,675	16,352
Current Deferred Tax Asset	15,536	15,543
Assets Held for Sale	7,840	—
Other	11,322	20,435

	486,954	350,002

Property and Equipment, Net	1,464,165	1,591,791
Equity Investment	38,460	34,735
Other Assets, Net	39,833	30,176

	$2,029,412	$2,006,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$66,335	$22,130
Accounts Payable	57,652	49,370
Accrued Liabilities	70,143	70,421
Interest Payable	36,120	9,899
Insurance Notes Payable	18,165	5,218
Other Current Liabilities	30,467	18,366

	278,882	175,404

Long-term Debt, Net of Current Portion	797,797	818,146
Deferred Income Taxes	51,379	83,503
Other Liabilities	24,108	21,098

Commitments and Contingencies

Stockholders’ Equity	877,246	908,553

	$2,029,412	$2,006,704

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$184,888	$162,991	$507,158	$492,570

Costs and Expenses:
Operating Expenses	85,608	111,372	317,934	332,081
Asset Impairment	60,693	—	108,216	—
Depreciation and Amortization	40,805	43,895	126,178	128,699
General and Administrative	15,738	10,757	39,925	40,403

	202,844	166,024	592,253	501,183

Operating Loss	(17,956)	(3,033)	(85,095)	(8,613)

Other Income (Expense):
Interest Expense	(19,869)	(20,389)	(59,831)	(59,035)
Loss on Extinguishment of Debt	—	—	(9,156)	—
Other, Net	676	(1,595)	764	(3,263)

Loss Before Income Taxes	(37,149)	(25,017)	(153,318)	(70,911)
Income Tax Benefit (Provision)	(709)	7,973	22,047	25,921

Loss from Continuing Operations	(37,858)	(17,044)	(131,271)	(44,990)
Income (Loss) from Discontinued Operations, Net of Taxes	—	52	—	(9,651)

Net Loss	$(37,858)	$(16,992)	$(131,271)	$(54,641)

Basic and Diluted Loss Per Share:
Loss from Continuing Operations	$(0.24)	$(0.12)	$(0.86)	$(0.35)
Income (Loss) from Discontinued Operations	—	—	—	(0.08)

Net Loss	$(0.24)	$(0.12)	$(0.86)	$(0.43)

Basic and Diluted Weighted Average Shares Outstanding	158,573	137,887	152,098	128,000

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities:
Net Loss	$(131,271)	$(54,641)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	126,178	130,355
Stock-Based Compensation Expense	5,141	3,898
Deferred Income Taxes	(33,120)	(47,458)
Benefit for Doubtful Accounts Receivable	(8,841)	(12,240)
Amortization of Deferred Financing Fees	2,450	2,877
Amortization of Original Issue Discount	3,187	3,305
Gain on Insurance Settlement	(30,668)	—
(Gain) Loss on Disposal of Assets, Net	(24,563)	5,495
Non-Cash Portion of Loss on Extinguishment of Debt	2,738	—
Asset Impairment	108,216	—
Other	(838)	2,868
Net Change in Operating Assets and Liabilities	40,604	23,908

Net Cash Provided by Operating Activities	59,213	58,367

Cash Flows from Investing Activities:
Acquisition of Assets	(40,000)	(25,000)
Additions of Property and Equipment	(82,150)	(33,508)
Deferred Drydocking Expenditures	(9,814)	(12,859)
Cash Paid for Equity Investment	(4,288)	(34,155)
Insurance Proceeds Received	54,139	—
Proceeds from Sale of Assets, Net	49,854	58,440
(Increase) Decrease in Restricted Cash	1,621	(2,476)

Net Cash Used in Investing Activities	(30,638)	(49,558)

Cash Flows from Financing Activities:
Long-term Debt Borrowings	500,000	—
Long-term Debt Repayments	(452,909)	(18,615)
Redemption of 3.375% Convertible Senior Notes	(27,606)	—
Common Stock Issuance	96,696	—
Payment of Debt Issuance Costs	(7,717)	(2,109)
Other	160	2,523

Net Cash Provided by (Used in) Financing Activities	108,624	(18,201)

Net Increase (Decrease) in Cash and Cash Equivalents	137,199	(9,392)
Cash and Cash Equivalents at Beginning of Period	134,351	136,666

Cash and Cash Equivalents at End of Period	$271,550	$127,274

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL AND OPERATING DATA

(Dollars in thousands, except per day amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Domestic Offshore:
Number of rigs (as of end of period)	34	43	34	43
Revenue	$92,277	$60,246	$264,663	$142,688
Operating expenses	62,343	53,184	177,746	140,390
Asset impairment	25,502	—	25,502	—
Depreciation and amortization expense	18,695	17,977	54,966	49,920
General and administrative expenses	2,099	1,909	5,936	7,499

Operating income (loss)	$(16,362)	$(12,824)	$513	$(55,121)

International Offshore:
Number of rigs (as of end of period)	8	9	8	9
Revenue	$37,090	$48,965	$85,210	$196,131
Operating expenses	(13,816)	29,098	39,061	99,803
Asset impairment	35,191	—	82,714	—
Depreciation and amortization expense	10,360	12,913	35,087	39,469
General and administrative expenses	1,842	(5,992)	(2,682)	(6,968)

Operating income (loss)	$3,513	$12,946	$(68,970)	$63,827

Inland:
Number of barges (as of end of period)	16	17	16	17
Revenue	$7,363	$8,124	$19,907	$21,251
Operating expenses	6,749	3,535	20,963	16,693
Depreciation and amortization expense	3,217	3,310	9,634	11,338
General and administrative expenses	231	356	407	869

Operating income (loss)	$(2,834)	$923	$(11,097)	$(7,649)

Domestic Liftboats:
Number of liftboats (as of end of period)	39	41	39	41
Revenue	$17,368	$16,718	$44,041	$44,209
Operating expenses	9,931	11,419	29,561	31,837
Depreciation and amortization expense	4,042	4,136	11,682	11,637
General and administrative expenses	821	548	1,963	1,579

Operating income (loss)	$2,574	$615	$835	$(844)

International Liftboats:
Number of liftboats (as of end of period)	24	24	24	24
Revenue	$30,790	$28,938	$93,337	$88,291
Operating expenses	20,401	14,136	50,603	43,358
Depreciation and amortization expense	3,819	4,905	12,872	14,379
General and administrative expenses	72	1,374	2,855	4,470

Operating income	$6,498	$8,523	$27,007	$26,084

Total Company:
Revenue	$184,888	$162,991	$507,158	$492,570
Operating expenses	85,608	111,372	317,934	332,081
Asset impairment	60,693	—	108,216	—
Depreciation and amortization expense	40,805	43,895	126,178	128,699
General and administrative expenses	15,738	10,757	39,925	40,403

Operating loss	(17,956)	(3,033)	(85,095)	(8,613)
Interest expense	(19,869)	(20,389)	(59,831)	(59,035)
Loss on extinguishment of debt	—	—	(9,156)	—
Other, net	676	(1,595)	764	(3,263)

Loss before income taxes	(37,149)	(25,017)	(153,318)	(70,911)
Income tax benefit (provision)	(709)	7,973	22,047	25,921

Loss from continuing operations	(37,858)	(17,044)	(131,271)	(44,990)
Income (loss) from discontinued operations, net of taxes	—	52	—	(9,651)

Net loss	$(37,858)	$(16,992)	$(131,271)	$(54,641)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL AND OPERATING DATA - (Continued)

(Dollars in thousands, except per day amounts)

(Unaudited)

	Three Months Ended September 30, 2012
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,460	1,656	88.2%	$63,203	$37,647
International Offshore	393	602	65.3%	94,377	(22,950)
Inland	229	276	83.0%	32,153	24,453
Domestic Liftboats	1,958	2,944	66.5%	8,870	3,373
International Liftboats	1,314	1,932	68.0%	23,432	10,560

	Three Months Ended September 30, 2011
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,228	1,656	74.2%	$49,060	$32,116
International Offshore	508	736	69.0%	96,388	39,535
Inland	262	276	94.9%	31,008	12,808
Domestic Liftboats	2,246	3,220	69.8%	7,443	3,546
International Liftboats	1,357	2,116	64.1%	21,325	6,681

	Nine Months Ended September 30, 2012
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	4,414	4,932	89.5%	$59,960	$36,039
International Offshore	969	1,876	51.7%	87,936	20,821
Inland	633	822	77.0%	31,449	25,502
Domestic Liftboats	5,193	8,997	57.7%	8,481	3,286
International Liftboats	3,895	5,594	69.6%	23,963	9,046

	Nine Months Ended September 30, 2011
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	3,075	4,099	75.0%	$46,403	$34,250
International Offshore	1,654	2,184	75.7%	118,580	45,697
Inland	739	819	90.2%	28,756	20,382
Domestic Liftboats	5,676	9,855	57.6%	7,789	3,231
International Liftboats	4,022	6,279	64.1%	21,952	6,905

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.
(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.
(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract.

Hercules Offshore, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures we may present from time to time are operating income, income from continuing operations or diluted earnings per share excluding certain charges or amounts. These adjusted income amounts are not a measure of financial performance under GAAP. Accordingly, they should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012
Operating Loss:
GAAP Operating Loss	$(17,956)	$(85,095)
Adjustment	15,075 (a)	62,598 (b)

Non-GAAP Operating Loss	$(2,881)	$(22,497)

Other Expense:
GAAP Other Expense	$(19,193)	$(68,223)
Adjustment	—	9,156 (c)

Non-GAAP Other Expense	$(19,193)	$(59,067)

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(709)	$22,047
Tax Impact of Adjustment	7,042	(12,796)

Non-GAAP Benefit (Provision) for Income Taxes	$6,333	$9,251

Loss from Continuing Operations:
GAAP Loss from Continuing Operations	$(37,858)	$(131,271)
Total Adjustment, Net of Tax	22,117	58,958

Non-GAAP Loss from Continuing Operations	$(15,741)	$(72,313)

Diluted Loss per Share from Continuing Operations:
GAAP Diluted Loss per Share from Continuing Operations	$(0.24)	$(0.86)
Adjustment per Share	0.14	0.38

Non-GAAP Diluted Loss per Share from Continuing Operations	$(0.10)	$(0.48)

(a)	This amount represents a non-cash charge of $35.2 million related to the impairment of the Hercules 258; a non-cash charge of $25.5 million related to the impairment of the Hercules 252; an $18.4 million gain on the sale of Platform Rig 3 and a $27.3 million gain on the Hercules 185 insurance settlement. On an after-tax basis, these adjustments approximated $22.1 million.
(b)	This amount represents a non-cash charge of $47.5 million related to the impairment of the Hercules 185 and related unamortized deferred costs; a non-cash charge of $35.2 million related to the impairment of the Hercules 258; a non-cash charge of $25.5 million related to the impairment of the Hercules 252; an $18.4 million gain on the sale of Platform Rig 3 and a $27.3 million gain on the Hercules 185 insurance settlement. On an after-tax basis, these adjustments approximated $53.0 million.
(c)	This amount represents (i) a charge of $6.4 million related to our debt refinancing in April 2012; (ii) a non-cash charge of $1.4 million related to the write-off of unamortized issuance costs in connection with the April 2012 termination of our prior term loan and (iii) a $1.3 million loss on the retirement of a portion of our 3.375% convertible senior notes. On an after-tax basis, these adjustments approximated $6.0 million.